P. O. BOX 717 PITTSBURGH, PA 15230-0717 (412) 787-6700

-- NEWS RELEASE --

CALGON CARBON ANNOUNCES THIRD QUARTER RESULTS
PITTSBURGH, Nov. 2 /PRNewswire-FirstCall/ -- Calgon Carbon Corporation (NYSE: CCC) announced results for the third quarter ended September 30, 2007.

The company reported net income of $4.9 million or $0.10 per common share on a fully diluted basis for the third quarter of 2007, as compared to a net loss of $0.5 million or $0.01 per common share on a fully diluted basis for the third quarter of 2006.

For the third quarter of 2007, income from operations was $6.5 million versus $1.5 million for the comparable period in 2006.  Results for the third quarter of 2006 included a pre-tax gain of $3.2 million related to an insurance settlement for business interruption which was caused by Hurricane Katrina in 2005.

Net sales for the third quarter of 2007 were $84.9 million versus third quarter 2006 sales of $79.7 million, an increase of 6.5%.  Currency translation had a $2.0-million positive impact on sales for the third quarter of 2007 due to the stronger Euro and the British Pound Sterling.

For the third quarter of 2007, sales for the Activated Carbon and Service segment increased by 6.6% versus the third quarter of 2006.  The increase was primarily due to higher pricing for activated carbon products and services and higher volume in the industrial process and environmental air treatment markets.  Equipment sales increased by 5.9% in the third quarter of 2007 versus the third quarter of 2006.  The increase resulted primarily from higher demand for odor control equipment and from systems that utilize ultraviolet light for disinfection of drinking water and wastewater.  A 6.9% increase in Consumer sales was attributable to higher demand for activated carbon cloth.

Net sales less the cost of products sold as a percentage of net sales for the third quarter of 2007 was 32.1% versus 26.1% for the third quarter of 2006.  The increase was primarily the result of higher pricing and volume on certain carbon and service products.

Selling, administrative and research expenses for the third quarter of 2007 were $16.3 million, a decrease of 8.0% from the third quarter of 2006.  The decline was primarily the result of lower legal expenses.

For the third quarter of 2007, the company’s income tax provision was $0.4 million versus $0.1 million for the comparable period in the prior year.  The company’s third quarter effective tax rate of 8% reflects a reduction in its estimated annualized effective tax rate from 52% as of June 30, 2007 to 38% as of September 30, 2007, including the third quarter reversal of uncertain tax position liabilities due to statute expirations.  The company’s tax rate is also impacted by other factors which include tax liabilities in foreign jurisdictions without benefit of a foreign tax credit in the U.S., the recording of tax contingencies for uncertain tax positions, and the projection of taxable income by jurisdiction.

Net sales for the nine months ended September 30, 2007 were $256.3 million, versus $236.8 million for the comparable period in 2006, an increase of 8.3%.  Year to date, foreign currency translation had a $6.2-million positive impact on sales due to the stronger Euro and the British Pound Sterling.

For the nine months ended September 30, 2007, income from operations was $20.1 million, versus $3.4 million for the comparable period in 2006.  Net income for the nine months ended September 30, 2007 was $11.4 million, as compared to $0.6 million for the comparable period in 2006.  Net income for the nine months ended September 30, 2006 was comprised of a loss of $1.3 million from continuing operations and income from discontinued operations of $1.9 million.  Results for the nine months ended September 30, 2006 included pre-tax gains of $5.4 million on the sales of the company’s charcoal and solvent recovery businesses and $8.1-million from insurance settlements related to business interruption and damage at the company’s Pearl River Plant due to Hurricane Katrina.

Fully diluted earnings per share for the nine months ended September 30, 2007 were $0.24, versus $0.01 for the comparable period in 2006.  Fully diluted earnings per common share for the nine months ended September 30, 2006 were comprised of a loss of $0.03 from continuing operations and earnings of $0.05 per common share from discontinued operations.

Calgon Carbon’s board of directors did not declare a quarterly dividend.

Commenting on the results, John Stanik, chairman, president and chief executive officer of Calgon Carbon, said, “While we recognize the significant impact that our lower tax provision had on the third quarter results, we are pleased with the progress shown in the quarter.  Higher prices on activated carbon and service products, a lower cost structure, and lower legal expenses contributed to improved results year-over-year.  These three factors will play a continuing role in achieving year-over-year improvement in the fourth quarter.”

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making water and air safer and cleaner.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements.  This document contains certain statements that are forward-looking relative to the company's future strategy and performance.  They involve known and unknown risks and uncertainties that may cause the company's actual results in future periods to be materially different from any future performance.

For more information, contact Gail Gerono at 412 787-6795.

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Calgon Carbon Corporation
Condensed Consolidated Statement of Income
(Dollars in thousands except per share data)
(Unaudited)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Net Sales	$84,861	$79,680	$256,319	$236,769
Cost of Products Sold	57,642	58,897	175,622	176,270
Depreciation and Amortization	4,427	4,719	13,019	14,311
Selling, Administrative &Research	16,272	17,693	47,622	50,873
Gain from Property Insurance Settlement	-	(3,173)	-	(8,072)
Restructuring Charge	-	-	-	7
	78,341	78,136	236,263	233,389
Income from Operations	6,520	1,544	20,056	3,380
Interest Income (Expense) - Net	(908)	(1,297)	(3,066)	(4,075)
Other Income (Expense) - Net	(482)	(660)	(1,293)	(2,018)
Income (Loss) from Continuing Operations Before Income Tax and Equity in Income from Equity Investments	5,130	(413)	15,697	(2,713)
Income Tax Provision (Benefit)	396	114	5,923	(1,156)
Income (Loss) from Continuing Operations Before Equity in Income from Equity Investments	4,734	(527)	9,774	(1,557)
Equity in Income from Equity Investments	310	31	1,766	211
Income (Loss) from Continuing Operations	5,044	(496)	11,540	(1,346)
Income (Loss) from Discontinued Operations	(96)	38	(96)	1,910
Net Income (Loss)	$4,948	$(458)	$11,444	$564
Net Income (Loss) per Common Share
Basic:
Income (Loss) from Continuing Operations	$.12	$(.01)	$.28	$(.03)
Income from Discontinued Operations	$(.00)	$.00	$(.00)	$.05
Net Income (Loss)	$.12	$(.01)	$.28	$.01
Diluted:
Income (Loss) from Continuing Operations	$.10	$(.01)	$.24	$(.03)
Income from Discontinued Operations	$(.00)	$.00	$(.00)	$.05
Net Income (Loss)	$.10	$(.01)	$.24	$.01
Weighted Average Shares Outstanding (Thousands)
Basic	40,357	39,882	40,289	39,871
Diluted	50,358	39,882	47,324	39,871

Calgon Carbon Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands)
(Unaudited)

	September 30,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$19,371	$5,631
Receivables	58,157	55,036
Inventories	78,227	70,339
Other current assets	20,069	17,706
Total current assets	175,824	148,712
Property, plant and equipment, net	103,187	106,101
Other assets	54,910	67,551
Total assets	$333,921	$322,364

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term debt	$63,818	$-
Other current liabilities	49,683	55,526
Total current liabilities	113,501	55,526
Long-term debt	12,925	74,836
Other liabilities	46,073	44,129
Total liabilities	172,499	174,491
Total shareholders' equity	161,422	147,873
Total liabilities and shareholders' equity	$333,921	$322,364

Calgon Carbon Corporation

Segment Data - Continuing Operations:

Segment Sales	3Q07	3Q06	YTD 2007	YTD 2006

Carbon and Service	72,322	67,869	215,728	200,489
Equipment	9,255	8,740	30,879	26,627
Consumer	3,284	3,071	9,712	9,653

Total Sales (thousands)	$84,861	$79,680	$256,319	$236,769

Segment
Operating Income (loss)*	3Q07	3Q06	YTD 2007	YTD 2006

Carbon and Service	10,709	6,776	32,197	20,885
Equipment	(219)	(848)	(955)	(4,520)
Consumer	457	335	1,833	1,333

Total Income from continuing operations (thousands)	$10,947	$6,263	$33,075	$17,698

*Before depreciation, amortization, and restructuring charges